SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 4, 2009

MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38th Street, New York, New York 10018
(Address of principal executive offices) (Zip Code)

(212) 239-8210
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.03 Creation of a Direct Financial Obligation
Item 5.02 Compensatory Arrangements of Certain Officers

Discover Advisory Company, an investor and shareholder (“Discover”), has provided bridge funding to Registrant, used primarily to pay for the operations of Registrant’s wholly owned subsidiary, Kiwibox Media, Inc. (“Kiwibox”), loaning Registrant funds which include four (4) previous loans in the amounts of $100,000 on December 23, 2008; $150,000 on January 7, 2009; $200,000 on January 27, 2009, and; $150,000 on February 20, 2009, and for which Registrant prepared and delivered to Discover four (4) promissory notes covering these loan amounts (the “Old Notes”). Due to Discover’s stock position, set forth in its Schedule 13G filed with the Commission on April 15, 2008, Discover has rejected delivery of these Old Notes because they contained conversion provisions rendering Discover the potential beneficial owner of the common shares underlying the Old Notes. Registrant, therefore, has prepared, executed and delivered to Discover a new master note, dated June 4, 2009, which is intended to satisfy Discover’s requirements and provide for further loans from Discover up to the aggregate amount of $1,000,000 (the “Master Note”), and which Discover has determined to accept.

The Master Note permits Discover to loan Registrant up to $1,000,000, is payable on demand and accrues interest at the rate of ten (10%) percent per annum. Discover may convert the outstanding principal and accrued interest of the Master Note any time into restricted common shares at the conversion rate of one share for $0.01, provided however, that in no event shall Discover be entitled to convert any portion of the Master Note in excess of that portion upon conversion of which the sum of (i) the number of shares of Registrant’s common stock beneficially owned by Discover and (ii) the number of shares of Registrant’s common stock issuable upon the conversion of any portion of the Master Note, would result in beneficial ownership by Discover of more than 9.9% of the outstanding shares of Registrant’s common stock.

The Registrant secured its promise of repayment under the Old Notes by pledging all of its shares of Kiwibox to Discover. In connection with the execution and delivery of the Master Note, Registrant has delivered to Discover its Stock Pledge Agreement, dated June 4, 2009, pursuant to which Registrant has again pledged and delivered to Discover the Kiwibox stock certificate, representing all of the issued capital shares of Kiwibox. The stock pledge permits Discover to exercise its right to take ownership of the Kiwibox capital shares in the event of a default under the Master Note.

As reported in its Form 8-K, filed with the Commission on May 22, 2009, Registrant appointed Andre Scholz to serve as a director of Registrant and as a consultant. As a consultant, Mr. Scholz will serve in the roles of Chief Technology Officer for Registrant and in the roles of President and Chief Executive Officer for Kiwibox Media, Inc., Registrant’s wholly owned and principal business subsidiary. On June 4, 2009, Registrant and Mr. Scholz executed a consulting agreement which, in addition to the appointments mentioned above, provides Mr. Scholz with a signing incentive of 500,000 restricted common shares and a monthly fee of $20,000 (intended to also cover Mr. Scholz’s hotel and air travel expenses) and 100,000 shares of restricted common stock. The consulting agreement has a term of one year, contains restrictions covering confidentiality and noncompetition which survive any termination of the consultancy, and provides for the exclusive jurisdiction of New York courts for any disputes arising under its terms.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.36-2	Form of Registrant’s Master Corporate Promissory Note, dated June 4, 2009, delivered and accepted by Discover Advisory Company.

10.37	Copy of Stock Pledge Agreement, dated June 4, 2009, by and between Registrant and Discover Advisory Company.

10.38	Copy of Consulting Agreement, dated June 1, 2009, between the Registrant, Kiwibox Media, Inc. and Andre Scholz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: June 9, 2009	By:	/s/ Joerg H. Klaube
Joerg H. Klaube
Chief Financial Officer